Dear Shareholder,

As I write this letter I wonder what new market condition will be the next cause for concern in the financial sector.  With all of the recent market turbulence I thought it would be appropriate to provide our shareholders with some information on both the issues that are creating volatility in our financial markets and some additional information about the bank.

The first wave of volatility in financial services stocks began in 2007 and has been referred to as the “Sub-Prime Mortgage Mess.” It was mostly limited to those institutions involved in:

•	The origination or purchase of sub-prime mortgage loans
•	The purchase of investment securities containing sub-prime loans

While the markets began to recognize the sub-prime issues and digest this exposure, a second wave of concern impacted financial institutions that had not participated in the Sub Prime Mortgage Mess, but did hold investments in institutions that had exposure in this area. Due to both the complexity and reach of the financial instruments involved, indirect exposure to the original problem has been difficult to sort out. More recently, these problems have been compounded by:

•	The abrupt end of a long up-cycle in real estate values
•	The devaluation of residential real estate as the cycle rapidly reversed
•	Portfolio concentrations in speculative construction and development loans
•	A general economic downturn/recession affecting credit quality of all types
•	Investment portfolios with exposure to Fannie, Freddie, AIG, Lehman, et al

The collective impact of these problems on the financial system has created what is now called the “Credit Crisis.” The Fed and Treasury have moved aggressively to provide liquidity necessary for our financial markets to function. However, the ongoing lack of transparency into the depth and reach of these problems, plus the worsening economic environment, has caused a serious lack of confidence in the financial system.

As our politicians and policymakers build the solutions to restore confidence in the system, our markets will ultimately find the clarity to efficiently value financial institutions. Unfortunately, until things become clear enough to differentiate the quality of institutions, the entire financial sector may remain undervalued.

In an effort to provide some transparency into Sound Financial, I would like each and every Sound Financial shareholder to know the following:

First, we have not participated in the sub-prime mortgage arena and have no plans to do so in the future. Our lack of exposure to the sub-prime market and careful underwriting standards have kept our non-performing loans as of June 30, 2008 to $36,000 or 0.01% of total loans – a number that has improved from the already low .19% at December 31, 2007, even in the current environment. And even while our non-performing loans have declined, we have prudently increased our reserve for loan losses by 16% during the same period.

Second, neither Sound Community Bank, nor our parent company Sound Financial Inc., holds any investments in Fannie Mae, Freddie Mac, AIG, or Lehman Brothers. Our investment portfolio consists primarily of stock in the Federal Home Loan Bank of Seattle and AA and AAA rated mortgage backed securities, the majority of which were purchased between February and May 2008.  These securities were purchased at discounted prices between 82.75 and 97.13 and have been performing as management expected at the time of purchase.  We perform a monthly review of the portfolio to assess impairment of any of these assets.  The analysis includes running aggressive default scenarios at severities of 30% or more.  The results of these analyses indicate that even in these very unlikely scenarios none of our principle is at risk.  This is primarily due to the discounted prices we paid for these assets and the seniority of the securities that we purchased.

Finally, I’m pleased to report that Sound Community Bank is not only categorized as a “well capitalized” bank, but we’re as strong as we’ve ever been. We’ve also been rated by independent bank rating services with a 5-Star Rating at Bauer Financial and a 4-Star rating at Bankrate.com. We continue to build our capital and loan loss reserves to help us weather times like these, and we continue to do the prudent things that both keep us out of trouble and allow us to operate “business as usual” so that we can continue serving the needs of our customers.

While this is a difficult time for our industry and our economy, we’re confident that we’re doing the right things every day to keep earning the trust of our customers and to create profitable growth and value for our shareholders. We appreciate your ongoing confidence in Sound Financial and Sound Community Bank.

Sincerely,

/s/ Laurie Stewart

Laurie Stewart
President & CEO

October 10, 2008